SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the registrant /x/
Filed by a party other than the registrant / /
Check the appropriate box:
/x/Preliminary proxy statement
/ /Confidential, for use of the Commission only (as permitted by
   Rule 14a-b(e)(2)
/ /Definitive proxy statement
/ /Definitive additional materials
/ /Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          FORTUNE PETROLEUM CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box)
/x/ No fee required.
/ / $500 per each party to the controversy pursuant to
    Exchange Act rule 14a-6(i)(3)
/ / Fee computed on table below per Exchange Act Rules  14a-6(i)(4)and 0-11.

     (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

     (5) Total fee paid:
--------------------------------------------------------------------------------


/  / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previously filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:
--------------------------------------------------------------------------------

     (3) Filing party:
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     (4) Date filed:
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


                          FORTUNE PETROLEUM CORPORATION
                    Doing business in Texas and Louisiana as
                      FORTUNE NATURAL RESOURCES CORPORATION
                               One Commerce Green
                          515 W. Greens Road, Suite 720
                              Houston, Texas 77067
                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           -------------------------

TO THE STOCKHOLDERS:

     The Annual Meeting of the stockholders of Fortune Petroleum Corporation (the "Company") will be held at 10:00 a.m. on Tuesday, July 1, 1997, at the Wyndham Greenspoint Hotel, located at 12400 Greenspoint Drive, Houston, Texas. The purposes of the meeting are as follows:

     1.  To elect three members of the Board of Directors;

     2. To approve an amendment to the Company's Certificate of Incorporation changing the name of the Company to "Fortune Natural Resources Corporation";

     3. To approve an amendment to the Company's Certificate of Incorporation to vest the Company's Board of Directors with the sole power to change the number of authorized directors of the Company;

     4. To approve an amendment to the Company's Certificate of Incorporation to require that all actions taken by the stockholders must be taken at an annual or special meeting and not by written consent;

     5. To approve the adoption of the Company's 1998 Multi-Year Stock Option Plan (the "Plan"), and to ratify the authority of the Board of Directors, or its Compensation Committee, to grant, at its discretion, stock options under the Plan;

     6. To ratify the selection of KPMG Peat Marwick as independent auditors for the fiscal year ending December 31, 1997; and

     7. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record as of May 12, 1997, will be entitled to receive notice of, and to vote at, the meeting.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTPAID ENVELOPE PROVIDED. SHOULD YOU CHOOSE TO CAST YOUR VOTE IN PERSON, YOUR PROXY VOTE WILL NOT BE COUNTED.

     The Annual Report of Fortune Petroleum Corporation for the year ended December 31, 1996, is being mailed to stockholders with this notice of meeting.

                                             By order of the Board of Directors,


                                             /s/ Dean W. Drulias
                                             -------------------
                                             Dean W. Drulias
                                             Secretary

Houston, Texas
May 23, 1997

                          FORTUNE PETROLEUM CORPORATION
                    Doing business in Texas and Louisiana as
                      FORTUNE NATURAL RESOURCES CORPORATION
                               One Commerce Green
                          515 W. Greens Road, Suite 720
                              Houston, Texas 77067


                                 PROXY STATEMENT


     Your proxy, in the form enclosed, is solicited by the Board of Directors of Fortune Petroleum Corporation ("Fortune" or the "Company") for use in connection with the Annual Meeting of Stockholders to be held on July 1, 1997. This proxy statement and accompanying proxy card is being mailed to the stockholders of the Company on or about May 23, 1997.

     A stockholder giving a proxy retains the power to revoke it at any time before it is exercised. A proxy may be revoked by filing a written notice of revocation, or a duly executed proxy bearing a later date, with the Secretary of the Company at the Company's principal executive offices. The powers of the proxy holders will be suspended if the person executing the proxy is present at the meeting and elects to vote in person. If the proxy is neither revoked nor suspended, it will be voted by those therein named.

     Only stockholders of record at the close of business on May 12, 1997, are eligible to vote at the annual meeting in person or by proxy. The only class of stock of the Company eligible to vote is the $0.01 par value Common Stock. As of May 12, 1997, there were 40,000,000 shares authorized, of which ___________ shares were issued and outstanding. Each share of Common Stock entitles the holder to one vote.


                              ELECTION OF DIRECTORS

     The Directors of the Company are divided into three classes. The Directors in each class hold office for staggered terms of three years each. The By-Laws of the Company provide for a Board of Directors, of not less than three members, and also provide that the terms of the members of the Board shall be staggered so that approximately one-third of its members shall be elected annually. The number of directors comprising the Company's Board has been set at seven. The two directors previously elected by the stockholders who are standing for re-election in 1997, one director elected by the Board to fill a newly created seat who is standing for stockholder confirmation in 1997, and the four directors whose terms do not expire in 1997, are listed on the following pages.

Voting Rights

     Each stockholder shall be entitled to one vote for each share held of record on the record date on all matters being voted on at the 1997 annual meeting. Stockholders will not be entitled to cumulative voting in the election of directors at this meeting. Directors will be elected by a simple majority vote of the shares present and voting at the meeting.

     If the enclosed Proxy Card is duly executed and returned, it will be voted in accordance with the instructions on the Proxy Card. If no instructions are given, it will be voted in favor of the nominees listed in the following table. The Board of Directors has been informed that all nominees are willing to serve as Directors, but if any should decline or be unable to act as a Director, the proxy agents will vote for the election of another person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve. Certain information regarding the nominees and the continuing directors is set forth in the following table:

                                   Principal Positions                  Director
 Name                       Age    with the Company                      Since
 ----                       ---    ----------------                      -----

               NOMINEES FOR DIRECTORS FOR TERMS TO EXPIRE IN 2000

Tyrone J. Fairbanks......   40    President, Chief Executive Officer
                                    and Director                         1991
Dean W. Drulias..........   50    Executive Vice President, General
                                    Counsel, Corporate Secretary
                                    and Director                         1990

                 NOMINEE FOR DIRECTOR FOR TERM TO EXPIRE IN 1998

Daniel R. Shaughnessy....   46    Director                               1997

                 CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 1998

William T. Walker, Jr....   65    Director                               1993
Graham S. Folsom.........   39    Director                               1992

                 CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 1999

Gary Gelman..............   31    Director                               1995
Barry Feiner.............   62    Director                               1995


     Mr. Fairbanks currently serves as President and Executive Officer of the company, having previously served as Vice President and Chief Financial Officer from January 1991 to June 1994. Prior to joining Fortune, Mr. Fairbanks served as President, Chief Executive Officer and Director of Fairbanks & Haas, Inc. from January 1990 to January 1991. Fairbanks & Haas, Inc. was an oil and gas exploration, production, acquisition and operations company located in Ventura, California, the assets of which were acquired by Fortune in 1991. Mr. Fairbanks co-founded Fairbanks & Haas, Inc. and served in the capacity of Director and Executive Vice President from February 1987 to January 1990.

     Mr. Drulias joined the Company in October 1996 as Executive Vice President and General Counsel. Prior to that time, he was a stockholder of and a practicing attorney at the law firm of Burris, Drulias & Gartenberg, a Professional Corporation, which served as counsel to the Company since 1987. He practiced law in the Los Angeles area since 1977, specializing in the areas of energy, environmental and real property law. During 1996, the Company paid Burris, Drulias & Gartenberg $152,000 in legal fees and expenses. Mr. Drulias is a member of the Compensation Committee.

     Mr. Shaughnessy is a geologist and geophysicist, as well as the founder and President of Interpretation3, a company specializing in the interpretation of 2D and 3D seismic data. His firm provides consultation services to Fortune. Prior to organizing Interpretation3, Mr. Shaughnessy served as a consultant with Interactive Exploration Solutions, Inc. for approximately one year. For most of the period from 1980 through 1993, he worked for Mobil Oil, most recently as Exploration Supervisor in Louisiana. During 1996, the Company paid Interpretation3 $45,000 for consulting services.

     Mr. Walker founded Walker & Associates, a corporate finance consulting firm for investment banking, in 1985. Since its inception, he has participated or been instrumental in completing over $250 million in public and private offerings since its inception. Mr. Walker serves on the firm's Compensation Committee. He also serves on the board of directors of Go Video, Inc. (AMEX).

     Mr. Folsom has served as the Chief Financial Officer of Klein Ventures, Inc. ("KVI"), a diversified investment company, since April 1987. Mr. Folsom has been active in the oil investments of KVI and its affiliates since 1987. Mr.
Folsom has been licensed as a Certified Public Accountant in the State of California since 1982 and is responsible for all of the accounting and financial affairs of KVI and its affiliates. Mr. Folsom is chairman of the Company's Audit Committee.

     Mr. Gelman has served as president of GAR-COR Holding Corporation, a real estate management and brokerage firm, since 1989. Mr. Gelman is a principal of and serves as a loan consultant to National Bank of New York City.

     Mr. Feiner graduated from Columbia Law School and is a member of the Bar of the State of New York. He has practiced law in the State of New York since 1965. His practice concentrates on the areas of corporate and securities law. Prior to beginning private practice, Mr. Feiner served on the staff of the Securities and Exchange Commission. He is Chairman of the Company's Compensation Committee.

     The Company is not aware of any family relationship between any Directors or Executive Officers of the Company. The Board of Directors met 11 times during 1996. No director missed more than two meetings. The Compensation Committee of the Board met twice in 1996; all members attended each meeting. The Audit Committee did not meet in 1996.

                             PRINCIPAL STOCKHOLDERS

     The following table contains information at May 12, 1997, as to all persons who, to the knowledge of the Company, were beneficial owners of five percent (5%) or more of the outstanding shares of the common stock of the Company and of all officers and directors.


                                                  Amount and Nature     Percent
Name                                          Of Beneficial Ownership  Of Class
----                                          -----------------------  --------
Barry Blank,
  5353 N. 16th St., Phoenix, AZ(4)                    911,313           7.3%
William D. Forster,
  237 Park Ave, New York (1)(2)                       715,000           5.8%
BSR Investments, Inc.,
  Paris, France(1)(3)                                 715,000           5.8%
Klein Ventures, Inc.,
  1307 E. Pine St., Lodi, CA(5)                       640,017           5.3%
Tyrone J. Fairbanks (Director, President,
  and CEO) 515 W. Greens Rd., Houston, TX(6)          438,440           3.6%
John L. Collins (Vice President)
  515 W. Greens Rd., Houston TX(6)                    272,000           2.2%
William T. Walker, Jr. (Director)
  515 W. Greens Rd., Houston TX(6)                    226,278           1.9%
Dean W. Drulias (Director, Executive Vice President,
  General Counsel and Corporate Secretary)
  515 W. Greens Rd., Houston, TX(6)                   181,241           1.5%
J. Michael Urban (Vice President and CFO)
  515 W. Greens Rd., Houston, TX(6)                   155,000           1.3%
Graham S. Folsom (Director)
  515 W. Greens Rd., Houston, TX(6)(7)                135,522           1.1%
Gary Gelman (Director)
  515 W. Greens Rd., Houston, TX(6)                    94,083            *
Barry Feiner (Director)
  515 W. Greens Rd., Houston, TX(6)(8)                 87,862            *
Daniel R. Shaughnessy (Director)
  515 W. Greens Rd., Houston, TX(6)                    10,000            *
All Officers and Directors
as a group of nine (9) persons                      1,600,426            12%
                                                    =========           ====

----------
*  indicates less than 1%.


     (1) Mr. Forster and BSR are the record holders of these shares issued in connection with the Company's acquisition of Lagniappe Exploration, Inc. in 1995. Ensign Financial Group Limited claims a one-third interest in such shares and the stock purchase warrants issued in the acquisition, a claim which is being contested by Forster and BSR. In light of this dispute, the Company is unable to state the beneficial ownership of such shares and warrants. Ensign has filed suit in New York state court; if its position is upheld and it is awarded one-third of the securities issued in that acquisition, to the best of the Company's knowledge, the ownership, including shares underlying the stock purchase warrants and other securities noted in footnote (2) and
         (3), would be as follows:


                                               Amount and Nature of     Percent
                                               Beneficial Ownership    of Class
                                               --------------------    --------
      Ensign Financial Group Limited, NY, NY         800,000             6.5%
      William D. Forster, New York, NY               315,000             2.6%
      BSR Investments, Inc., Paris, France           315,000             2.6%



     (2) Includes 515,000 shares of Common Stock underlying stock purchase warrants exercisable at $4.75 per share and expiring April 2000.

     (3) Includes 515,000 shares of Common Stock underlying stock purchase warrants exercisable at $4.75 per share and expiring April 2000. Based on information provided to the Company by BSR, voting and dispositive power is exercised by Samyr Souki, the president of BSR.

     (4) Includes 279,200 shares of Common Stock and an additional 432,113 shares of Common Stock which underlie 300,600 stock purchase warrants held by Mr. Blank and exercisable at $3.75 per share and 200,000 shares of Common Stock underlying 200,000 stock purchase warrants, exercisable at $2.40 per share, issued to the underwriters of the Company's 1995 Equity Offering, which Mr. Blank acquired from Coleman & Company Securities, Inc. Mr. Blank is a Vice President and registered representative with Coleman & Company Securities, Inc.

     (5) Klein Ventures, Inc. is owned by Mr. Bud Klein. The number of shares shown includes 138,888 shares underlying stock purchase warrants issued in a 1992 acquisition and 115,000 shares underlying 80,000 public stock purchase warrants acquired in the Company's 1993 public equity offering exercisable at $3.75 per share. The number shown also includes an aggregate of 88,629 shares of stock owned by Klein Bros. Holdings, Ltd. Each record owner possesses sole voting and disposition power over such shares, and Klein Ventures, Inc. and Mr. Bud Klein disclaim beneficial ownership of shares owned by Klein Bros. Holdings, Ltd. which is owned by Klein Ventures, Inc. and five of Mr. Klein's children and relatives. However, Klein Ventures, Inc., Klein Bros. Holdings, Ltd. and Bud Klein may be considered a "group" under regulations of the Securities and Exchange Commission.

     (6) Includes 416,999 shares issuable to Mr. Fairbanks upon the exercise of stock options granted to him under the Company's various stock option plans, exercisable at prices of $2.75 to $3.125 per share; an aggregate of 799,700 shares issuable upon exercise of stock options granted to other officers and directors under the Company's various stock option plans, exercisable at prices of $2.75 to $3.125 per share; 88,289 shares issuable upon exercise of common stock purchase warrants (at $4.41 per warrant) and 22,264 shares issuable upon exercise of 3,600 warrants (at $11.14 each for 3.3097 shares of Common Stock and two stock purchase warrants exercisable at $3.75 each for
          1.4375 shares) issued in connection with the Company's 1993 equity offering to William T. Walker, Jr. prior to his becoming a director of the Company; 25,000 shares issuable upon the exercise of common stock purchase warrants (at $3.25 per share) issued to John L. Collins on May 30, 1995; 35,000 shares issuable upon the exercise of common stock purchase warrants (at $2.5625 per share) issued to J. Michael Urban on March 11, 1996; and 20,000 shares issuable upon the exercise of common stock purchase warrants (at $2.75 per share) issued to Dean W. Drulias on October 16, 1996.

     (7) Includes 7,187 shares issuable upon exercise of 5,000 public warrants (at $3.75 each) and 5,000 debentures convertible pursuant to their terms into shares of Common Stock at a price of $6.32 per share.

     (8) All shares shown are owned by Mrs. Barry Feiner, wife of Barry Feiner; Mr. Feiner disclaims beneficial ownership of all such shares. The number shown includes approximately 11,744 shares issuable upon exercise of approximately 8,170 public warrants (at $3.75 each).

                             EXECUTIVE COMPENSATION

     The following table lists the total compensation paid by the Company to persons who served in the capacity of chief executive officer during the periods indicated and to the three other executive officers who received annual compensation in excess of $100,000 (or at a rate in excess of $100,000):

                           SUMMARY COMPENSATION TABLE
                                                                       Long Term Compensation
                                                               -----------------------------------
                                        Annual Compensation              Awards              Payouts
                                    -------------------------  -------------------------     -------
                                                               Restricted    Securities
                                                                  Stock      Underlying       LTIP       All Other
  Name and Principal                Salary    Bonus   Other(1)   Awards    Options/Warrants  Payouts   Compensation
      Position              Year     ($)       ($)      ($)        ($)           (#)           ($)          ($)
      --------              ----   -------   ------   ------     -------         ---           ---          ---
Tyrone J. Fairbanks         1996   150,000        -   20,934        -          80,000           -          3,000
President and CEO           1995   125,000   25,000        -        -         105,599           -              -
                            1994   102,500   15,000        -        -          78,900           -              -

Dean W. Drulias             1996    26,291      250        -        -          56,000(2)        -          1,972
Executive Vice President

J. Michael Urban            1996    97,308        -        -        -          55,000(3)        -          4,750
Chief Financial Officer

John L. Collins             1996    96,000    2,000        -        -          80,000           -          4,090
Vice President,
  Investor Relations        1995    56,738    1,600        -        -          25,000(4)        -              -


(1) Amounts include automobile expenses and loan forgiveness, but are shown only if such amounts exceed 10% of the total annual salary and bonus.

(2) The figure shown reflects the issuance to Mr. Drulias of 20,000 stock purchase warrants exercisable at $2.75 per share (the market price of the Common Stock on October 16, 1996, the date of issue) and expiring on October 16, 2001.

(3) The figure shown reflects the issuance to Mr. Urban of 35,000 stock purchase warrants exercisable at $2.5625 per share (the market price of the Common Stock on March 11, 1996, the date of issue) and expiring on March 11, 2001.

(4) The figure shown reflects the issuance to Mr. Collins of 25,000 stock purchase warrants exercisable at $3.25 per share (the market price of the Common Stock on May 30, 1995, the date of issue) and expiring May 30, 2000.

     In addition to the foregoing, Charles A. Champion served as Chief Executive Officer from June 23, 1994 through January 5, 1995. During 1994, he received compensation of $36,000 as Chief Executive Officer.

     The following table lists the outstanding options held on December 31, 1996 by the Company's executive officers under Company's Stock Option Plans:

                  Aggregate Option Exercise in Last Fiscal Year
                            and FY-end Option Values
                                                              Number of           Value of Unexercised
                                                         Unexercised Options/     in-the-Money Options/
                                                          Warrants at FY-End       Warrants at FY-End
                     Shares Acquired                         Exercisable/             Exercisable/
Name                   on Exercise    Value Realized ($)   Unexercisable(1)          Unexercisable
-----------------------------------------------------------------------------------------------------------
Tyrone J. Fairbanks       -                 -                296,999 / 0                    -
Dean W. Drulias         6,575               -                 82,400 / 0                    -
J. Michael Urban          -                 -                 55,000 / 0                    -
John L. Collins           -                 -                105,000 / 0                    -

----------
(1)  Includes stock purchase warrants reflected in the preceding table.

Employment Agreements

     The Company has entered into an employment agreement with Tyrone J. Fairbanks, its President and Chief Executive Officer. The agreement provides that if employment is terminated for any reason other than for cause, death or disability within two years following a change in control (which for purposes of this Agreement means a change in the majority of the Board of Directors following certain special events), Mr. Fairbanks is entitled to receive a single payment equal to two year's compensation and all shares of Common Stock subject to stock options then held by him without payment of the exercise price therefor. Mr. Fairbanks' agreement also provides for two (2) years of consulting services upon the completion of the primary term of his contract at forty percent (40%) of the last compensation thereunder. Mr. Fairbanks' current employment agreement provides for an annual salary of $150,000. The term of Mr. Fairbanks' employment contract expires December 31, 1997. As part of the relocation of the Company's headquarters to Houston, Texas, Fortune provided Mr. Fairbanks with an incentive relocation package to facilitate his move. The package consisted of a payment by the Company of Mr. Fairbanks' moving expenses, a nonrecourse, unsecured loan in the amount of $80,000 bearing interest at the rate of 6% per annum, with $20,000 of such loan forgiven in each of four consecutive years beginning in 1996, provided Mr. Fairbanks is still employed by the Company or has been terminated by the Company without cause, and a secured recourse loan in the amount of $70,000 also bearing interest at the rate of 6% per annum, payable interest only for two years with a $35,000 principal payment due on each of the second and third anniversary dates of the loan. As of the date of this proxy, the outstanding principal balance of the nonrecourse loan was $40,000 and all payments on the recourse loan were current.

     The Company has entered into an employment agreement with Dean W. Drulias, its Executive Vice President and General Counsel. The agreement provides that if employment is terminated for any reason other than for cause, death or disability within two years following a change in control (which for purposes of this Agreement means a change in the majority of the Board of Directors following certain special events), Mr. Drulias is entitled to receive a single payment equal to two year's compensation and all shares of Common Stock subject to stock options then held by him without payment of the exercise price therefor. Mr. Drulias' current employment agreement provides for an annual salary of $125,000. The term of Mr. Drulias' employment contract expires December 31, 1998.

Stock Options

       Fortune has three Stock Option Plans, and is presenting a new plan to its stockholders for approval at the 1997 annual meeting. The plans cover all officers and employees of the Company. One of the plans also provides for options for directors of the Company, as will the new plan described below (the "1998 Plan"). Awards are made by the Board of Directors upon recommendations of its Compensation Committee. There is no performance formula or measure. Options granted under the 1987 and 1988 plans must be exercised within ten years of the date of grant or they are forfeited. Options granted under the 1993 plan must be exercised within five years of the date of grant or they are forfeited.

       All options available under the 1987 and 1988 plans have been granted, and no shares remain under either of these plans on which options may be granted. Options have been granted as follows: (1) under the 1987 plan, options for 12,500 shares at a price of $2.60 per share; (2) under the 1988 plan, options for 27,500 shares at $2.60 per share; and (3) under the 1993 plan, options for 75,000 shares at $5.00 per share granted in 1993, options for 263,000 shares at $5.48 per share granted in 1994, options for 264,000 shares at $6.03 per share granted in 1995, options for 450,000 shares at $3.125 per share granted in 1996, and options for 575,000 shares at $3.00 per share granted in 1997. The exercise prices of all options granted in 1993, 1994 and 1995 were reduced to $2.75 on January 12, 1995.

       The 1998 Plan will be substantially identical to the 1993 plan.

     The following table shows the grants of stock options during 1996 to each of the executives named in the Summary Compensation Table.

                          OPTION/WARRANT GRANTS IN 1996
                                            Individual Grants
                        -------------------------------------------------------------
                        Number of       % of Total                                       Potential Realizable Value At
                        Securities    Options/Warrants                                       Assumed Annual Rates Of
                        Underlying      Granted to                                         Stock Price Appreciation
                       Options/SAR's   Employees in     Exercise or Base   Expiration          For Option Term
                                                                                           ---------------------------
      Name              Granted        Fiscal Year       Price ($/Sh)        Date              5%            10%
      ----              -------        -----------       ------------        ----              --            ---
Tyrone J. Fairbanks     80,000            12.7               3.125        April 5, 2001      $69,072      $152,624
Dean W. Drulias         36,000             5.7               3.125        April 5, 2001       31,082        68,681
                        20,000(2)          3.2                2.75     October 16, 2001       15,180        33,578
J. Michael Urban        20,000             3.2               3.125        April 5, 2001       17,268        38,156
                        35,000(2)          5.6              2.5625       March 11, 2001       24,779        54,754
John L. Collins         80,000            12.7               3.125        April 5, 2001       69,072       152,624

----------

(1) In addition, the following options were granted on February 14, 1997, at an exercise price of $3.00 per share: Tyrone J. Fairbanks, 120,000; Dean W. Drulias, 75,000; J. Michael Urban, 100,000; and John L. Collins, 92,000.

(2) Compensatory warrants granted in 1996 in connection with commencement of employment.

     In the event of a change in control of the Company, the shares of Common Stock subject to options granted to all option holders under the Company's stock option plans will be issued to them without further action on their part or the payment of the exercise price for such shares.

Retirement Plan

     During 1996, the Company adopted the Fortune Petroleum Corporation 401(k) Profit Sharing Plan for its eligible employees. Under the plan, all employees on the Company's payroll as of November 1, 1996, and all employees hired after that date who have attained age 21 and three months of service, are permitted to make salary deferrals up to the lesser of 15% of their annual compensation or $9,500. Salary deferrals will be matched 50% by the Company and are 100% vested after two years of service with the Company. Salary deferrals are 100% vested at all times. The Company does not make profit sharing contributions to the plan. Messrs. Drulias and Urban are the trustees of the plan.

     For 1996, the Company's matching contribution was $14,000, all of which will be paid in shares of Common Stock. The amounts to be contributed to the plan as matching contributions for executives of the Company are shown in the Compensation table set forth above.


          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Company's Executive Compensation Program is administered by the Compensation Committee of the Board of Directors. The committee is comprised of two independent, nonemployee directors and one director who is an officer of the Company. The Committee strives to set an executive compensation program which emphasizes both business performance and shareholder value. The committee attempts to do this by attracting, rewarding, and retaining qualified and productive individuals, tying compensation to both Company and individual performance, ensuring competitive and equitable compensation levels, and fostering executive stock ownership. The committee also relies on recommendations from the Company's management regarding executive compensation levels.

         The committee reviews each management employee's salary annually. In determining an appropriate salary level, the committee considers the level and scope of responsibility, experience, individual performance, an evaluation of the Company's performance, and pay practices among similar companies in the industry. There are no specific performance or other criteria assigned to any of these measurements.

         The Company does not currently implement any annual incentive compensation plan. The Company's long term incentive philosophy is that compensation should be related to an improvement in shareholder value, thereby creating a mutuality of interest with the Company's stockholders. In furtherance of this objective, the Company awards its executive officers stock options, the objective being to provide a competitive total long term incentive opportunity.

         The committee believes that the Company's stock option plan is compatible with shareholder interest in that it encourages executives to maintain a long term equity interest in the Company. The committee is currently reviewing ways in which both the award of options and their exercise may be tied more closely to the performance of the Company's stock.


         Mr. Fairbank's salary as Chief Executive Officer was set at $150,000 shortly after he assumed that position in June 1994. There has been no adjustment to his base salary since that time. Currently there are no annual incentives which would serve to increase Mr. Fairbank's salary, nor are there any performance-based criteria which may be relied upon to either increase or diminish his annual salary. The sole incentive program affecting Mr. Fairbank's long term compensation is his participation in the stock option plan referred to above.


                                PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the AMEX Market Value Index and the S&P Oil and Gas (Exploration & Production) Index for the five years ended December 31, 1996. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1991, and that all dividends were reinvested.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
        AMONG FORTUNE PETROLEUM CORPORATION, THE AMEX MARKET VALUE INDEX
            AND THE S & P OIL & GAS (EXPLORATION & PRODUCTION) INDEX


                                                                          Cumulative Total Return**
                                                                     --------------------------------
                                               Symbol     12/31/91   1992   1993   1994   1995   1996
                                               ------     --------   ----   ----   ----   ----   ----
Fortune Petroleum Corporation                    FPX        $100     $100   $ 35   $ 31   $ 81   $ 43

AMEX Market Value Index                         IAMX         100      101    121    110    139    148

S & P Oil & Gas (Exploration & Production)
 Index                                          IOIX         100      107    104     83     97    129


* $100 invested on December 31, 1991 in stock or index - including reinvestment of dividends.
**  Fiscal years ending December 31.

                      AMENDMENT OF CHARTER FOR NAME CHANGE

     The Board of Directors has adopted an amendment to the Company's Certificate of Incorporation to change the name of the corporation to "Fortune Natural Resources Corporation." Such amendment must be approved by the Company's stockholders in order to be filed with the Delaware Secretary of State and become effective.

     The Company is unable to use the name "Fortune Petroleum Corporation" in the States of Louisiana and Texas because that name is already in use by another company. Accordingly, management has selected a name under which it is permitted to conduct business in those states. Since 1996, Fortune has been doing business in Louisiana and Texas under the business name which is now proposed to be adopted as the official name of the corporation. Management believes that adopting the new name as the formal name of the corporation will simplify filings with governmental agencies and avoid any confusion in the principal areas in which the Company conducts business.

     In adopting the new name, the symbol for the Common Stock on the AMEX will remain the same, FPX, to avoid any confusion in the marketplace. The persons named in the accompanying proxy intend to vote such proxy in favor of the amendment to the Company's Certificate of Incorporation unless a contrary choice is set forth on a stockholder's proxy. The amendment requires the affirmative vote of a majority of the outstanding shares of Common Stock in order to be approved.

     The Board of Directors urges the stockholders to vote FOR the amendment to the Certificate of Incorporation to change the corporate name.


            AMENDMENT OF CHARTER REGARDING SIZE OF BOARD OF DIRECTORS

     The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation to provide that only the Board of Directors, and not the stockholders, may set the size of the Board of Directors. A copy of the proposed amendment is attached to this Proxy Statement as Exhibit A.

     Under the Certificate of Incorporation as currently in effect, the stockholders may establish the size of the Board of Directors of the Company. Thus, under certain circumstances, one or more significant stockholders would be in a position to dictate the number of directors serving on the Board and could effectively establish control over the corporation by expanding the Board and electing their own nominees to fill the resulting vacancies or by reducing the number of directors to limit diversity on the Board.

     Management believes that by giving the authority to establish the number of directors to the Board of Directors, it will prevent a limited number of stockholders from gaining control of the corporation by attempting to alter the size or composition of the Board. Such a provision could have an anti-takeover effect in that it may tend to discourage stockholder groups or potential stockholders from acquiring stock in the Company, if such holders believe it will reduce their ability to affect the Company's direction. The provision will also have the effect of giving existing management a greater ability to retain their positions on the Board of Directors and to dictate, to some degree, its composition and membership. (For additional information regarding other items which may have an anti-take-over effect, see "Amendment of Charter Regarding Stockholder Meetings", below).

     Nevertheless, the Board of Directors has unanimously approved the proposed amendment, believing it to be in the long-term best interests of the stockholders of the Company. The persons named in the accompanying proxy intend to vote such proxy in favor of the amendment to the Company's Certificate of Incorporation unless a contrary choice is set forth on a stockholder's proxy. Approval of the amendment by the affirmative vote of a majority of the outstanding shares of Common Stock is required for adoption of the amendment.

     The Board of Directors urges the stockholders to vote FOR the amendment to the Certificate of Incorporation regarding board size.


               AMENDMENT OF CHARTER REGARDING STOCKHOLDER MEETINGS

     The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation to provide that no action required to be taken by the stockholders at an annual or special meeting may be taken by the stockholders without a meeting and to specifically prohibit stockholders from taking any action by written consent, without the necessity of calling a meeting. A copy of the proposed charter amendment is attached to this Proxy Statement as Exhibit B.

     The Certificate of Incorporation currently provides that action to be taken by the stockholders may be taken without prior notice and without a formal vote under certain circumstances. This may occur if a consent in writing setting forth the action so taken is signed by the holders of a majority of the Common Stock which would have been entitled to vote on the action at a meeting. The proposed amendment, which the Board of Directors unanimously approved, would eliminate the ability of the stockholders to take action without the necessity of giving notice of and holding a formal meeting.

     Under Delaware law, when stockholders are to take action at a meeting, a corporation must give written notice of the meeting to all stockholders entitled to vote, even when one stockholder or a group of stockholders will have a majority of the votes to be cast. This prior notice allows minority stockholders to take action to protect their interests, including seeking to persuade the majority holders to follow a specific course, selling their shares or instituting litigation. If action is taken by majority holders by written consent, no prior notice is necessary, and minority holders may not have an opportunity to protect their interests.

     The primary purpose of the amendment is to prevent stockholder action without prior notice to all stockholders. Stockholders holding not less than 10% of the outstanding Common Stock have the ability to call a special meeting, so the proposed amendment will not prevent the stockholders from proposing action and obtaining a full hearing of their views. However, the proposed amendment may have the effect of discouraging potential purchasers from attempting to acquire control of the Company or, in some case, may discourage the accumulation of large blocks of Common Stock. In addition to the anti-takeover effects which may exist by virtue of the adoption of the proposed amendment to the Certificate, certain other provisions of the Company's Certificate of Incorporation and By-laws and other items may have anti-takeover effects.

     For example, the By-laws provide that no action may be taken at a meeting of stockholders on any proposal or nomination unless the proposal or nomination is presented to the Company at least 60 days prior to the meeting at which it is to be considered. This provision has an anti-takeover effect by limiting the ability of stockholders to make proposals at a meeting or in a proxy contest without giving management the opportunity to mount a concerted opposition to the proposal. It also has the effect of preventing a group of stockholders from obtaining support for a nominee to the Board of Directors outside of the management proxy solicitation process.

     Further, the recently adopted stockholder rights plan has an anti-takeover effect in that it gives the current stockholders the right to purchase a class of preferred stock which will have effective veto power over actions proposed to be taken by the holders of Common Stock. Since the preferred stock will not be issued until a takeover proposal is made and because the preferred stock does not trade, the holders of a majority of the Common Stock may be prevented from taking action to control the Company without the consent of the preferred stockholders.

     The Board of Directors has no knowledge of any current effort by any party to accumulate Common Stock with a view to gaining control, and this amendment is not being proposed in response to any such action. The Board of Directors believes that it is important that stockholders be able to discuss matters which may affect their rights, that the Board and the stockholders be able to give advance consideration to any such action, and that it is therefore appropriate for stockholders of a publicly-held corporation to take such action affecting the corporation and its stockholders only at a meeting.

     The persons named in the accompanying proxy intend to vote such proxy in favor of the amendment to the Company's Certificate of Incorporation unless a contrary choice is set forth on a stockholder's proxy. Approval of the amendment by the affirmative vote of a majority of the outstanding shares of Common Stock is required for adoption of the amendment.

     The Board of Directors urges the stockholders to vote FOR the amendment to the Certificate of Incorporation regarding stockholder meetings.


                  APPROVAL OF 1998 MULTI-YEAR STOCK OPTION PLAN

     The Board of Directors has adopted the 1998 Multi-Year Stock Option Plan (the "Plan") with a view to attracting, retaining and providing incentives to officers, directors and employees by offering them an opportunity to acquire shares of the Common Stock. The Plan provides for the grant of stock options to selected employees, officers and outside directors. Stock options granted under the Plan are intended, to the extent possible, to be eligible for the potentially favorable treatment accorded "incentive stock options" (or ISOs) under the Internal Revenue Code.

     The effective date of the Plan is January 1, 1998. The Board of Directors may, in its sole discretion, terminate the Plan at any time. If not sooner terminated, the Plan will expire on December 31, 2002.

Administration of Plan

     The Plan will be administered by the Board of Directors, although the Board is authorized to delegate its administrative responsibilities to the Compensation Committee appointed by the Board to review the granting of options and to determine the period over which each option will become exercisable. The Board is also granted the authority to select the participants, to fix the number of shares which each participant may purchase, to set the terms and conditions of each option, and to determine all other matters relating to the Plan. All questions of interpretation, implementation, eligibility, policy and application of the Plan is determined by the Board. Such determinations shall be final and binding. The Board of Directors retains the right to adopt, amend and repeal rules and regulations for the administration of the Plan.

     Eligibility for participation in the Plan is limited to qualified employees, officers and outside directors of the Company. The selection of recipients of option grants from among the eligible group is entirely within the discretion of the Board, and there are no performance-based criteria for the granting of options.

Option Grants

     The Board may grant options for up to 10% of the outstanding Common Stock each year the Plan remains in effect, commencing in 1998. The exercise price of any option granted under the Plan will be based upon a formula set forth in the Plan but will not be less than the fair market value of the stock on the date the option is granted. The exercise price of any option granted must be paid in cash at the time the options are exercised unless, at the discretion of the Board of Directors, another form of legal consideration is deemed to be acceptable.

     The Board of Directors or the Compensation Committee may impose such additional terms and conditions upon any issuance of Common Stock under the Plan, including without limitation, vesting provisions, repurchase or reacquisition rights in favor of the Company or its assignees, rights of first refusal in favor of the Company or the Company and its stockholders, and restrictions on transfers, as the Board of Directors may from time to time determine. The Board may also impose such additional terms and conditions as may be required to comply with applicable securities laws.

Federal Income Tax Consequences

     Incentive Stock Options. Option holders are not taxed upon receipt of ISOs or at the time of exercise of the option. The option holder's tax basis in stock purchased upon exercise of the option is the exercise price. If the stock is held for a required holding period (the later of two years after grant of the option or one year from exercise), upon sale of the stock, the option holder is taxed on the difference between the basis in the stock (the option exercise price) and the sales price of the stock. The taxable amount is treated as capital gain income and is taxed at the same marginal tax rate as the individual's other income, subject to a maximum of 28%.

     If the stock is sold before satisfying the holding period requirement, the option holder is deemed to have received compensation equal to the difference between the option exercise price and the fair market vale of the stock on the date of exercise. The latter amount is added to the basis of the stock for computing any capital gain on the sale of the stock.

     Non-Qualified Options. If an option granted under the Plan is not an ISO, it is considered a non-qualified option. Option holders of non-qualified options are also not taxed at the time of receipt of the option (since the options have no discernible value) but, unlike ISOs, are taxed upon exercise on the difference between the exercise price and the fair market value of the stock at the time of exercise. This amount is treated as compensation and is taxable as ordinary income. Further, at the time of sale of the stock, if the sales price exceeds the fair market value at the time of exercise, the difference is treated as capital gain income (short-term or long-term depending on how long the stock has been held after exercise of the option).

Vote Required

     In order for the Plan to become effective, it must be approved by the affirmative vote of a majority of the Common Stock present at the meeting. . The persons named in the accompanying proxy intend to vote such proxy in favor of the amendment to the Company's Certificate of Incorporation unless a contrary choice is set forth on a stockholder's proxy. Management recommends a vote FOR the approval of the 1998 Multi-Year Stock Option Plan.

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors selected KPMG Peat Marwick as the Company's independent public accountants for the fiscal year ending December 31, 1997, and has further directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. KPMG Peat Marwick has audited the Company's financial statements since 1992. Its representatives are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     Shareholder ratification of the selection of KPMG Peat Marwick as the Company's independent public accountants is not required by the Company's By-Laws or otherwise. The Board of Directors is submitting the selection of KPMG Peat Marwick to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interest of the Company and its stockholders. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of KPMG Peat Marwick.


                                  OTHER MATTERS

     The total cost of this solicitation will be borne by the Company. In addition to use of the mails, proxies may be solicited by officers, directors, and employees of the Company by telephone or telegraph. Stockholder proposals for the 1998 annual meeting of stockholders must be received no later than January 23, 1998 at the Company's executive office, 515 West Greens Road, Suite 720, Houston, Texas 77067, attention Corporate Secretary.

     Management knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote on said matters in accordance with their best judgment.

                                             By order of the Board of Directors,



                                            /s/ Dean W. Drulias
                                            -------------------
                                            Secretary

Houston, Texas
May 23, 1997

PROXY
                          FORTUNE PETROLEUM CORPORATION

                 Annual Meeting of Stockholders -- July 1, 1997

       The undersigned stockholder(s) of Fortune Petroleum Corporation ("Fortune") hereby nominates, constitutes and appoints Dean W. Drulias and Tyrone J. Fairbanks, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Fortune Petroleum Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Fortune to be held at 10:00 a.m. on Tuesday, July 1, 1997 at the Wyndham Greenspoint Hotel located at 12400 Greenspoint Road, Houston, Texas and any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

     1. To elect three members of the Board of Directors.

  AUTHORITY GIVEN to vote for all nominees          WITHHOLD AUTHORITY to vote
  (except as marked to the contrary below) / /      for all nominees / /

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike through the nominee's name in the list below).

  Tyrone J. Fairbanks            Dean W. Drulias          Daniel R. Shaughnessy

     2. To approve an amendment to the Company's Certificate of Incorporation changing the name of the Company to "Fortune Natural Resources Corporation".

           / /  FOR             / /  AGAINST             / /  ABSTAIN

     3. To approve an amendment to the Company's Certificate of Incorporation to vest the Company's Board of Directors with the sole power to change the number of authorized directors of the Company;

           / /  FOR             / /  AGAINST            / /  ABSTAIN

     4. To approve an amendment to the Company's Certificate of Incorporation to require that all actions taken by the stockholders must be taken at an annual or special meeting and not by written consent;

          / /  FOR             / /  AGAINST            / /  ABSTAIN

     5. To approve the adoption of the Company's 1998 Multi-Year Stock Option Plan (the "Plan"), and to ratify the authority of the Board of Directors, or its Compensation Committee, to grant, at its discretion, stock options under the Plan.

           / /  FOR             / /  AGAINST            / /  ABSTAIN

     6. To ratify the selection of KPMG Peat Marwick as independent auditors for the fiscal year ending December 31, 1997.

           / /  FOR             / /  AGAINST            / /  ABSTAIN

     7. To transact such other business as may properly come before the meeting or any adjournment thereof

                          -----------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF "AUTHORITY GIVEN" FOR PROPOSAL 1 AND A VOTE "FOR" PROPOSALS 2 THROUGH 6. THE PROXY CONFERS AUTHORITY TO VOTE, AND SHALL BE VOTED, "AUTHORITY GIVEN" FOR PROPOSAL 1 AND "FOR" PROPOSALS 2 THROUGH 6, UNLESS "WITHHOLD AUTHORITY", "AGAINST", OR "ABSTAIN" IS INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.

IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

                                     Dated:
                                            ------------------------------------



                                            ------------------------------------
                                            (Signature of Stockholder)



                                            ------------------------------------
                                            (Please Print Name)



                                            ------------------------------------
                                            (Signature of Stockholder)



                                            ------------------------------------
                                            (Please Print Name)


I/We do expect to attend the meeting  / /
I/We do NOT expect to attend the meeting / /

                                    EXHIBIT A


     Amend Article V, Section 2 of the Certificate of Incorporation to add a new sentence to the end thereof to read as follows:

     "The Board of Directors is expressly, and exclusively,  authorized to amend
the  Bylaws  of  the   Corporation  to  fix  the  number  of  directors  of  the
Corporation."

                                    EXHIBIT B


     Amend Article V of the Certificate of Incorporation to add a new Section 5 to read as follows:

     "No action required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken by stockholders without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied."